Ex-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

March 28, 2008

Delaware Group Equity Funds II
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of each series of Delaware Group Equity Funds II (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the applicable share class indicated below for each series for the period April 1, 2008 through March 31, 2009.

Fund	Share Class	12b-1 Cap
Delaware Large Cap Value Fund	Class R	0.50%
Delaware Value Fund	Class A	0.25%
	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith
	Name:	Theodore K. Smith
	Title:	Executive Vice President
	Date:	March 28, 2008

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Equity Funds II

By:	/s/ Michael J. Hogan
Name: Michael J. Hogan
Title: Executive Vice President/Head of Equity Investments
Date: March 28, 2008